Exhibit 99.3 Reconciliation of Adjusted income from continuing operations

	As reported Quarter Ended June 30, 2015	Adjustments	As adjusted Quarter Ended June 30, 2015	As reported Quarter Ended March 31, 2015	Adjustments	As adjusted Quarter Ended March 31, 2015	As reported Quarter Ended June 30, 2014	Adjustments	As adjusted Quarter Ended June 30, 2014

Net sales	$493.0		$493.0	$471.7		$471.7	$518.5		$518.5
Operating costs and expenses:
Cost of sales	$443.4		443.4	427.8		427.8	$461.5		461.5
Depreciation and amortization	$25.3		25.3	26.7		26.7	$24.9		24.9
Selling and administrative	$37.9		37.9	38.7		38.7	$35.9	(1.4)	34.5
(Gain) loss on sale or impairment of long-lived assets, net	$0.5	(0.5)	—	0.1	(0.1)	—	$(0.5)	0.5	—
Other operating credits and charges, net	$—	—	—	11.6	(11.6)	—	$0.6	(0.6)	—
Total operating costs and expenses	507.1		506.6	504.9		493.2	522.4		520.9
Income (loss) from operations	(14.1)		(13.6)	(33.2)		(21.5)	(3.9)		(2.4)
Non-operating income (expense):
Interest expense, net of capitalized interest	$(7.2)		(7.2)	(7.5)		(7.5)	$(7.4)		(7.4)
Investment income	$1.0		1.0	1.4		1.4	$1.7		1.7
Other non-operating items	$0.4		0.4	$(2.2)		(2.2)	$3.8	(3.7)	0.1
Total non-operating income (expense)	(5.8)		(5.8)	(8.3)		(8.3)	(1.9)		(5.6)
Income (loss) before taxes and equity in income of unconsolidated affiliates	(19.9)		(19.4)	(41.5)		(29.8)	(5.8)		(8.0)
Provision (benefit) for income taxes	$1.0	(1.0)	—	(6.3)	6.3	—	$(6.7)	6.7	—
"Normalized" tax rate @ 35%	—	(6.3)	(6.3)	—	(10.2)	(10.2)	—	(2.4)	(2.4)
Equity in income of unconsolidated affiliates	$(1.4)		(1.4)	(0.7)		(0.7)	$(1.2)		(1.2)
Net income (loss)	$(19.5)		$(11.7)	$(34.5)		$(18.9)	$2.1		$(4.4)
Income (loss) per share of common stock (basic and diluted):
Net income (loss) per share	$(0.14)		$(0.08)	$(0.24)		$(0.13)	$0.01		$(0.03)

Average shares of stock outstanding - basic	142.3		142.3	142.0		142.0	140.8		140.8
Average shares of stock outstanding - diluted	142.3		142.3	142.0		142.0	144.0		144.0

	As reported Six Months Ended June 30, 2015	Adjustments	As adjusted Six Months Ended June 30, 2015	As reported Six Months Ended June 30, 2014	Adjustments	As adjusted Six Months Ended June 30, 2014

Net sales	$964.7		$964.7	$963.2		$963.2
Operating costs and expenses:			—			—
Cost of sales	871.2		871.2	849.9		849.9
Depreciation and amortization	52.0		52.0	50.5		50.5
Selling and administrative	76.6		76.6	76.8	(4.7)	72.1
Gain on sale or impairment of long-lived assets, net	0.6	(0.6)	—	(0.5)	0.5	—
Other operating credits and charges, net	11.6	(11.6)	—	0.6	(0.6)	—
Total operating costs and expenses	1,012.0		999.8	977.3		972.5
Income (loss) from operations	(47.3)		(35.1)	(14.1)		(9.3)
Non-operating income (expense):
Interest expense, net of capitalized interest	(14.7)		(14.7)	(15.1)		(15.1)
Investment income	2.4		2.4	3.5		3.5
Other non-operating items	(1.8)		(1.8)	(0.5)	2.1	1.6
Total non-operating income (expense)	(14.1)		(14.1)	(12.1)		(10.0)
Income (loss) from continuing operations before taxes and equity in income of unconsolidated affiliates	(61.4)		(49.2)	(26.2)		(19.3)
Provision (benefit) for income taxes	(5.3)	5.3	—	(12.3)	12.3	—
"Normalized" tax rate @ 35%	—	(16.5)	(16.5)	—	(6.1)	(6.1)
Equity in income of unconsolidated affiliates	(2.1)		(2.1)	(1.8)		(1.8)
Income (loss) from continuing operations	(54.0)		(30.6)	(12.1)		(11.4)
Net income (loss)	$(54.0)		$(30.6)	$(12.1)		$(11.4)

Net income (loss) per share - basic	$(0.38)		$(0.22)	$(0.09)		$(0.08)
Net income (loss) per share - diluted	$(0.38)		$(0.22)	$(0.09)		$(0.08)

Average shares of stock outstanding - basic	142.1		142.1	140.8		140.8
Average shares of stock outstanding - diluted	142.1		142.1	140.8		140.8